EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

Gold Kist Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-119692) on Form S-8 of Gold Kist Inc. and subsidiaries (the “Company”) of our report dated December 14, 2006, with respect to the consolidated balance sheets of the Company as of October 1, 2005 and September 30, 2006, and the related consolidated statements of operations, patrons’ and other equity/stockholders’ equity and comprehensive income (loss), and cash flows for the year ended June 26, 2004, the transition quarter ended October 2, 2004 and the years ended October 1, 2005 and September 30, 2006 and the related financial statement schedule, Management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in the September 30, 2006, annual report on Form 10-K of the Company.

Our report refers to changes in the method of accounting for share-based payment in 2005 and for amortization of unrecognized net actuarial losses related to the post-retirement medical plan in 2006. In our report on the consolidated financial statements specified above, we state that we did not audit the financial statements of GK Insurance Company, a wholly-owned subsidiary, which statements were audited by other auditors whose report has been furnished to us. Our opinion on the consolidated financial statements, insofar as it relates to GK Insurance Company, is based solely on the report of the other auditors.

KPMG LLP

Atlanta, Georgia

December 14, 2006